                                                                   EXHIBIT 10.43

                       EXCLUSIVE DISTRIBUTORSHIP AGREEMENT


BETWEEN:

CEBE INTERNATIONAL S.A., a corporation duly registered under the laws of France, with its head office at 12, avenue Charles de Gaulle, 39400 Morez (France), duly represented for the purposes hereof by its Chairman and CEO, Mr. Armel Cahierre,

Hereinafter referred to as "Manufacturer" AND:

PRIVATE EYES SUNGLASS CORPORATION, A corporation duly registered under the laws of the state of Washington (USA), with its head office at 77 Accord Park Drive, Building B3, Norwell, Massachusetts, 02061 USA, duly represented for the purposes hereof by its President, Mr. Richard W. Hammel Sr.,

Hereinafter referred to as "Distributor"

RECITALS

A. Manufacturer is engaged in the business of designing and manufacturing certain products as of sunglasses and optical frames and other eyewear related products;

B. Manufacturer has been granted all rights and title to use freely the trademark "Emmanuelle Khanh" pursuant to a contract executed with the Emmanuelle Khanh company on December 2, 1996 (hereinafter referred to as the "License Contract"), which will terminate on November 30, 2001.

        Manufacturer entered into the License Contract with Emmanuelle Khanh, a company duly registered under the laws of France, (hereinafter "Emmanuelle Khanh SA").

        It is expressly agreed between the parties that this agreement may be terminated, without indemnity and after a maximum notice corresponding to that of the License Contract, in case of termination of the License Contract for any reason whatsoever.

        Such cause of termination is a condition precedent of this agreement without which Manufacturer would not have been willing to enter into this agreement.

C. Manufacturer now desires to promote the sale of said products in the USA and Canada;

D. Distributor is engaged in the business of the sale and distribution of eyewear related products in the USA and Canada;

E. Distributor desires to distribute in the Territory (as hereinafter defined) Manufacturer's products through optical stores, department stores and other specialty sunglasses stores;

F. The parties desire to enter into an initial commercial distribution arrangement for the distribution in the Territory (as hereinafter defined) as described in, and as evidenced by, this agreement.

G. Manufacturer represents that it has entered into this agreement in consideration of the presence of Mr. Richard W. Hammel Sr. as the President of Distributor. It is therefore of the essence of the agreement that, for a certain period of time, the obligations and duties of Distributor under this agreement be performed under the supervision and responsibility of Mr. Hammel Sr.

        If during the first two and a half (2 1/2) years of this agreement, Mr. Hammel Sr.'s employment with Distributor ceases for any reason, including death or disability, then Manufacturer shall have the right to terminate for cause this agreement if, in Manufacturer's judgment, Distributor has not found a suitable replacement for Mr. Hammel Sr.

AGREEMENT

NOW, THEREFORE, the parties hereto, in consideration of the covenants and undertakings contained herein, mutually agree as follows:


SECTION 1. DEFINITIONS

As used herein, the following terms shall have the indicated meanings

1.1 Products shall mean exclusively Manufacturer's products sold under the trademark "Emmanuelle Khanh".

        Such Products are of an exclusive nature and are not and shall not be sold through customers other than the Customers; in particular they shall not be offered for sale to other distributors in the Territory.

1.2     Territory shall mean the United States of America and Canada.

1.3 Customers shall mean exclusively optical stores, department stores and other specialty sunglasses stores located in the Territory.

1.4 Distributor shall mean Distributor and/or any person or party related to or affiliated with Distributor.

1.5 Manufacturer shall mean Manufacturer and/or any person or party related to or affiliated with Manufacturer.

1.6     Trademark shall mean the "Emmanuelle Khanh" trademark exclusively.


SECTION 2. EXCLUSIVE ENGAGEMENT

2.1 Manufacturer hereby engages, for the term of this agreement, Distributor, to act as Manufacturer's distributor and service representative in the Territory in order to distribute the Products on an exclusive basis to the Customers.

        Distributor shall purchase its requirement of the Products exclusively from Manufacturer.

        As far as is compatible with the laws and regulations in force, Manufacturer shall not appoint, allow, permit or authorize, subject to the provisions hereof, any other person to distribute, directly or indirectly, the Products to the Customers.

        Manufacturer shall promptly direct to Distributor any Customer inquiry or order for Products.

2.2 Distributor shall not solicit customers for Products outside the Territory, nor shall it establish any branch or maintain any warehouse outside the Territory for the sale of the Products.

        Distributor shall not sale to Customers having any branch, subsidiary, affiliated company or any outlet whatsoever outside the Territory, Products for sale outside the Territory.

        Distributor shall not sell the Products to persons having their place of business, or to purchasing agencies, located outside the Territory nor shall it sell, transfer or otherwise make the Products available to any person whom Distributor knows, or should reasonably know, intends to ship and/or sell the Products outside the Territory.


SECTION 3. MINIMUM PURCHASES AND ORDERS

3.1 Minimum purchases. Distributor shall purchase the Products from Manufacturer in amounts that equal or exceed the amounts indicated below. For purposes of this section 3.1, a purchase of Products shall only be taken into account when Manufacturer is paid for such Products.


                          YEAR                MINIMUM PURCHASES
                          ----                -----------------
                          1997                     [*]Dollars
                          1998                     [*]Dollars
                          1999                     [*]Dollars
                          2000                     [*]Dollars
                          2001                     [*]Dollars


        It is understood and agreed that the Distributor's undertaking to fulfill such minimum purchase quantities as above mentioned is a material obligation of Distributor without which Manufacturer would not have been prepared to enter into this agreement. In the event that such minimum quantities are not achieved, Manufacturer reserves the right to terminate this agreement in accordance with Section 11 hereof.

3.2 Designs and Orders. Distributor shall be informed regularly by Manufacturer of the Product designs of the following calendar year. Distributor shall, working together with Manufacturer, determine from time to time those models and styles in Manufacturer's collection of Products which will be distributed by Distributor in the Territory (the
        <<Distributor's Collection>>). Distributor shall include the full
        Distributor's Collection in its sales programs.

        According to its business requirements, Distributor shall place firm orders to Manufacturer monthly in writing or by fax in the English language. An orders and/or modifications placed by Distributor under this agreement shall be subject to acceptance by Manufacturer and no such order and/or modifications shall be binding until accepted by Manufacturer. Acceptance shall be deemed to have been given if Manufacturer does not, within ten days of actual receipt of an order, notify Distributor of its rejection thereof.

        Distributor may not cancel an accepted order without Manufacturer's prior written consent.

        The terms of this agreement shall in all events supersede any terms and conditions of any order forms used by Distributor.

3.3 Delivery. Manufacturer undertakes to deliver the Products in the quantities and on the dates set forth in the orders mentioned in Section
        3.2. Such delivery schedules are given as an indication only and shall not be binding upon Manufacturer. However, Manufacturer shall use its best efforts to meet such delivery schedules.

        Delivery shall take place ex-works [ Manufacturer's address in Morez I (EXW INTERCOM 1990).


SECTION 4. PRICES / ROYALTIES

4.1 Prices. Manufacturer shall sell to Distributor, and Distributor shall purchase exclusively from Manufacturer its requirements of the Products. The prices and payment terms for the period ending June 30th, 1997 are set on Exhibit A attached hereto. In May of each year during the term of this agreement, the parties shall meet and agree upon prices for the subsequent calendar year as well as a suggested retail price for the Products which Distributor shall at all times suggest to the Customers.

4.2 Payment Terms. Manufacturer shall invoice Distributor on the date of shipment for the Products and the royalty as hereunder detailed.

        AR payments are due and payable on or before the expiration of sixty
        (60) days from the date of invoice. AR payments shall be made by wire transfer funds. The invoices shall be made in US Dollars.

4.3 Penalties in case of payment delays. Late payment by Distributor of Manufacturer's invoices shall automatically be subject to an interest at the then applicable French prime bank rate plus two points (2%) from the expected date of payment to the actual date of receipt of the funds by Manufacturer's bank.

4.4 In accordance with section 4.1 above, the price structure for the Products shall be as detailed in Exhibit A attached hereto.

4.5. In consideration of the exclusive rights on the Trademark granted under the term and conditions of this agreement, Distributor shall pay a royalty equivalent to [*] percent [*]% of any and all amount paid to Manufacturer for the Products.

        Such royalty shall be calculated and payable together with its corresponding invoice for the Products.


SECTION 5. RELATIONSHIP OF THE PARTIES

        The parties expressly intend and agree that Distributor is acting as an independent contractor and not as an employee, partner or agent of Manufacturer. Distributor shall retain sole and absolute discretion, control and judgment in the manner and means of carrying out Distributor's selling, marketing and service activities except as to the policies and procedures set forth herein. Manufacturer/Distributor shall not and has no power expressed or implied to make any promise, warranty or representation on behalf of Distributor/Manufacturer or to bind Distributor/Manufacturer to third parties in any manner, unless approved by Distributor/Manufacturer.

        In particular, in all relevant correspondence and other dealings relating directly or indirectly to the sale or other disposition of the Products, Distributor shall clearly indicate that it is acting as principal and it shall in no circumstances expressly or impliedly do any act or thing which may cause it to be considered by third parties as acting as an agent of Manufacturer.


SECTION 6. TRADEMARK LICENSE AND PROTECTION OF THE TRADEMARK

6.1 Distributor shall be freely authorized to use in the Territory the Trademark when necessary for the sale and distribution of the Products in the Territory under the terms and conditions provided for in this agreement.

6.2 Distributor specifically acknowledges that its use of the Trademark shall not create, whether in the Territory or abroad, for Distributor title or interest in the Trademark and that every use of the Trademark by Distributor shall enure to the benefit of Manufacturer.

6.3 Distributor shall not use, whether in the Territory or abroad, the Trademark in any way whatsoever with respect to products, goods, things or services other than the Products.

        Distributor shall at all times use the Trademark when displaying, selling or using in any way whatsoever the Products.

6.4 Distributor shall not register or try to register or cause to be registered, in any country, including the Territory, in any class, the Trademark or any trademark related to or similar to the Trademark or trademarks associated with the Trademark.

6.5 Distributor shall forthwith discontinue any use of the Trademark for any reason whatsoever upon Termination of this agreement.

6.6. Distributor shall forthwith discontinue any use of the Trademark upon termination, for any reason whatsoever, upon termination of the License Contract.

        As an amplification of the provisions of section 11.4 hereunder Distributor shall not be entitled to claim any damage to Manufacturer in case of such termination.

6.7 In the event that Distributor knows of a third party having made any use and/or infringement whatsoever of the Trademark in the Territory, Distributor shall forthwith inform in writing Manufacturer thereof, and take all necessary steps, including but not limited to, the institution of legal procedures, to safeguard the rights of the Manufacturer on the Trademark and generally assist Manufacturer in defending such rights.

        The reasonable expenses of Distributor in such respect will be paid by Manufacturer.

6.7 In the event that any third party claims in the Territory that the use of the Trademark is an infringement of its rights, Distributor shall forthwith inform in writing Manufacturer thereof, and Manufacturer may decide to take the conduct of the defense in any proceedings that may be instituted on such grounds.

SECTION 7. DUTIES OF THE DISTRIBUTOR

7.1     Promotion

        7.1.1 Best efforts. Distributor shall use its commercially reasonable best efforts to promote, maintain and increase the demand for and sale of the Products to all Customers. In accordance with article 3.2 hereof, Distributor shall at all times include the full collection of Products in its sales program.

        In particular, Distributor shall at all times take all necessary steps to preserve and maintain the brand image of the Products and the Trademark and make sure that the Products are never offered to the end consumers in downgrading conditions.

        Distributor shall maintain adequate facilities and employ and maintain at its expense sufficient personnel for such purpose.

        Distributor shall take all necessary steps to insure that those sales and service personnel who are assigned by Distributor the task of marketing the Products are fully familiar with the Products and trained accordingly.

        7.1.2 Advertising. Each year, Distributor shall spend, for the advertising and promotion of the Products, various amounts that equal or exceed the amounts indicated below (hereinafter the <<Minimum Advertising Expenses>>):

        - fifty per cent (50%) of the royalties paid to Manufacturer in accordance with article 4.5 hereof, plus

        - an amount calculated as a fixed percentage of the Minimum Purchases mentioned in article 3.1 hereof

                                                                          MINIMUM NON
  YEAR                        MINIMUM PURCHASES                         ROYALTY-RELATED
                              (US Dollars)                           ADVERTISING EXPENSES
                                                                         (US Dollars)
1997                                 [*]                                     [*]
1998                                 [*]                                     [*]
1999                                 [*]                                     [*]
2000                                 [*]                                     [*]
2001                                 [*]                                     [*]


        For the computation of the Minimum Advertising Expenses, one shall only take into account the purchase of advertising space, therefore excluding monies spent in exhibitions or trade-shows but including monies spent on the Sunglass Hut catalog, and such expenses shall be itemized and reported to Manufacturer by Distributor in accordance with Section 7.5.

7.2     Service/Technical Assistance. Distributor shall:

        (i) instruct Customers in the correct operation and safe use of the Products and give prompt and satisfactory service of the maintenance and repair of Products, if needed;

        (ii) maintain a fully equipped repair department with adequate tools and equipment for the efficient maintenance of the Products;

        (iii) employ such number of technically qualified and trained personnel as may be necessary to ensure the prompt and efficient provision of both after-sales and guarantee service for the Products;


        (iv) maintain a sufficient stock of spare and replacement parts for the Products to meet anticipated demand for both after-sales and guarantee work in the Territory.

                For safety reasons, Distributor shall buy the spare parts only from Manufacturer or from suppliers priorly approved in writing by Manufacturer, which approval shall not be unreasonably withheld;

        (v) make available after-sales services and service to all users of the Products situated in the Territory in accordance with the marketing needs and good standing image of the Products and in order to ensure such image in the long run;

        (vi) permit the Manufacturer or its authorised representatives at all reasonable times to inspect the repair shop of the Distributor, its stock of spare parts for the Products, and its tools and equipment for performing both the after-sales service and guarantee work and to watch and supervise the carrying out of both after-sales service and guarantee work of the Products.

7.3     Inventory.

        7.3.1 Products inventory. Distributor shall constantly maintain in stock an inventory of Products equivalent to at least four (4) weeks of its sales targets.

        7.3.2 Spare Parts inventory. Manufacturer shall deliver and Distributor shall purchase and maintain sufficient inventories of spare parts for each Product, if needed, in such quantities as is necessary or appropriate to enable Distributor to service the Customers without unreasonable delay or complaint.

7.4     Packaging. Distributor shall:

        (i) sell the Products only in the packaging supplied for that purpose by Manufacturer and in particular shall not affix to the Products or their packaging any additional labels or signs.

        (ii) not deface or alter the Products or their packaging in any manner whatsoever for any reason whatsoever and in particular shall not alter remove or in any way temper with the Trademark or numbers on the Products.

7.5     Regular Reports.

        Distributor shall

        (i) keep Manufacturer regularly informed of the progress and development of the market for the Products in the Territory and of all regulations affecting the import, distribution and sale of the Products therein.

In particular, every calendar quarter, Distributor shall provide Manufacturer with the following information in writing:

1. number of sales outlets of Distributor selling the Products in the Territory (per State in the USA and per Province in Canada);

2. net sales made with the Products by Distributor (per State in the USA and per Province in Canada);

3.      list of Products and number of Products sold in the Territory;

4. forecasts of the sales of the Products by Distributor for the next calendar quarter;

5.      inventory level for each of the Products;

6. amounts spent by Distributor for the promotion and advertising of the Products (Distributor shall provide a fully-detailed description of the nature and cost of each advertising and promotion).

        (ii) send to Manufacturer upon reasonable request such details of future sales and stocks and other statistical forecasts as Manufacturer may reasonably require for budgetary purposes and for programming future production.

        (iii) generally, deliver to Manufacturer, upon request, reports setting forth matters of common interest to the parties as may be reasonably requested by Manufacturer. The said obligation to keep Manufacturer informed shall not extend to the disclosure of the identity of Customers, during the term of this agreement.

7.6 Customs Duties. All costs and expenses for inbound customs duties incurred in connection with the Products shall be paid by Distributor.

7.7 Government Studies. Unless required by government laws or regulations, Distributor shall not commit the Products to any governmental safety or efficiency study for whatever purpose without Manufacturer's prior written approval.

7.8 Governmental Approvals. Manufacturer shall obtain and maintain at Manufacturer's cost and expense, any and all Government or Agency Approvals necessary for the Products.

At all times during the continuance of this agreement, Distributor shall comply with all laws, rules and regulations applicable within the Territory, governing the sales, distribution, shipment or import of any and all Products.

At all times during the continuance of this agreement, Distributor shall have ' in effect all licenses, permits and authorizations from all governmental agencies within or without the Territory to the extent that the same are necessary for the performance by Distributor of any and all obligations herein undertaken by it.


SECTION 8. DUTIES OF THE MANUFACTURER

8.1     Products available.

        8.1.1 Change of products. Manufacturer reserves the right from time to time, without thereby incurring any liability to Distributor or Customers to terminate, limit or change its production (including without limitation changes in specifications of the Products) of any Product upon 180 days notice to the Distributor.

        8.1.2 Spare Parts. Manufacturer shall use its commercially reasonable best efforts to have available for sale to and for use by Distributor in providing service and repair services for Products acquired by Distributor, spare parts for a period of two years after the last sale of Products by Manufacturer to Distributor hereunder.

8.2 Manufacturer shall, at the cost and expense of Distributor, receive at its premises such numbers of employees of Distributor as both parties shall together consider appropriate for training in the technical characteristics of the Products and the servicing thereof. The content and duration of such training program shall be determined by Manufacturer after consultation with Distributor.

        Manufacturer may at its cost and expense periodically send one or more executives to assist Distributor's staff assigned to the sale of the Products.


SECTION 9. WARRANTIES

9.1 Insurance. Both parties shall maintain customary and adequate general liability and products liability insurance coverage covering claims for injury to persons or property caused by the Products or by their own officers, directors, employees or agents.

9.2 Transfer of title and risk of loss. Unless otherwise agreed to in writing by the parties hereto, the ownership of the legal title and beneficial rights to, the risk of loss and the right to possession and control over, all the Products to be sold by Manufacturer to Distributor, shall pass to Distributor at the time and place that the Products are delivered EXW in accordance with Section 3.3 hereof (or any other Incoterm which the Parties may mutually agree upon in the future).

        Manufacturer shall have no responsibility for any damage or loss attributable to the carriers.

        Distributor shall be responsible for and shall adequately insure the Products from and after delivery on board the vessel. Until full payment of the purchase price for the Products in question, Manufacturer shall be automatically and fully subrogated in Distributor's rights to receive all such insurance payments.

9.3 Distributor Warranty to Customer. In connection with its Products, Distributor shall not give to Customers any warranty or warranties greater than those granted by Manufacturer herein. In the event that, notwithstanding the foregoing sentence, Distributor makes any warranties to Customers greater than or in addition to those made by Manufacturer hereunder, Distributor shall disclose, for compliance with any such warranty or warranties, that Customers shall have no rights whatsoever in connection therewith against Manufacturer. Distributor shall indemnify, defend and hold harmless Manufacturer from any and all such warranties.

9.4 Manufacturer's Warranty. Without in any way limiting or expanding, and without being liable for, any additional warranty Distributor may provide, Manufacturer warrants each Product to be free from defects in design, material and workmanship under normal use and service (hereinafter the "Warranty").

        In case (i) any Product fails to conform to the Warranty and (ii) Distributor notifies such failure to Manufacturer pursuant to the procedure set forth hereunder, Manufacturer shall correct such defect by, in Manufacturer's discretion, repairing or replacing such defective Product at its expenses.

        In order to ensure a continuous standard of high quality for the Products and to benefit from such correction, Distributor shall compulsorily notify Manufacturer in writing, within sixty (60) days as from the date of reception of such Product(s), of any defective Product by indicating the serial number, if available, of the defective Product and by describing in detail the nature of the defect.

        After such sixty (60) day period, Manufacturer shall have no obligation in this respect.

        The warranties set forth in this Section 9.4 shall be of no force and effect with respect to any Product that (i) has been repaired by anyone other than Distributor or an authorized retailer, or (ii) has been altered or subjected to abuse, misuse, negligence or accident, or (iii) has been used in any manner other than in accordance with the instructions provided by Manufacturer.

        THE WARRANTIES SET FORTH IN THIS SECTION 9.4 AND THE REMEDIES THEREFOR ARE EXCLUSIVE AND IN LIEU OF ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE OR OTHER WARRANTY OF QUALM WHETHER EXPRESS OR IMPLIED.

        IN NO EVENT SHALL MANUFACTURER BE LIABLE TO DISTRIBUTOR OR TO ANY THIRD PARTY PURCHASING THROUGH DISTRIBUTOR FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOSSES, FOR INJURY TO PERSON OR PROPERTY OR FOR COMMERCIAL LOSSES.

9.5 Litigation. Distributor shall be liable upon request of Manufacturer and to a reasonable extent to give its supports of all kind if Manufacturer within the Territory is a party concerned in matters of product liability, trademarks, patents, licenses or other matters connected to Products or to Manufacturer's various rights to Products. Nothing contained in this Section 9.5 shall require Distributor to incur any out-of pocket expense.


SECTION 10.  PROPRIETARY INTEREST AND CONFIDENTIALITY

10.1    Proprietary Interest.

        All patents, trademarks, trade names, copyrights and designs now and in the future held by Manufacturer in relation to the Products and any literature supplied by Manufacturer in connection therewith shall be and remain at all times the full property of Manufacturer or Emmanuelle Khanh SA.

        Distributor recognizes the proprietary interest of Manufacturer and Emmanuelle Khanh SA in the techniques, designs, specifications, drawings, tests, procedures and other technical data relating to the Products and other marketing and confidential business information provided by the other party from time to time.

        Distributor acknowledges and agrees that such techniques, designs, specifications, drawings, tests, procedures and other technical data relating to the Products and other marketing and confidential business information constitute trade secrets of Manufacturer or Emmanuelle Khanh SA and that all such information shall be and is the exclusive property of Manufacturer or Emmanuelle Khanh SA.

        Together with all patents, trademarks, trade names, copyrights and designs now and in the future held by of Manufacturer or Emmanuelle Khanh SA in relation to the Products and any literature supplied by Manufacturer in connection therewith, the techniques, designs, specifications, drawings, tests, procedures and other technical data relating to the Products as well as other marketing and confidential business information shall herein be referred to as "Proprietary Information".

10.2 Confidentiality. Each party acknowledges and agrees that the other is entitled to prevent its competitors from obtaining and utilizing its secrets. Thus, each party shall hold the other's trade secrets in strictest confidence and agrees not to disclose them or allow them to be disclosed directly or indirectly to any other person or entity, other than to persons engaged by such party for the purpose of performance hereunder without the other's prior written consent.

        Each party shall treat any such confidential information of the other in a manner no less protective of such information than such party uses for its own confidential information. Neither party shall, either during the term of this agreement or at any time after expiration or sooner termination of this agreement or during any extension hereof, disclose to anyone other than persons engaged by it for the purpose of performance hereunder any confidential or proprietary information or trade secrets of the other obtained during the term hereof. Each party shall place any persons to whom said information is disclosed for the purpose of performance under this agreement under the legal obligation to treat such information as strictly confidential.

        Upon Termination of this agreement each party hereto shall return to the other all of the Proprietary Information that was provided by such other party during the term of this agreement as well as any copy or tangible records whatsoever thereof.


SECTION 11.  TERM AND TERMINATION

11.1 Term. This agreement shall be in force from its date of execution by both parties and shall continue to be in full force and effect until November 30, 2001 at the latest.

11.2 Termination for cause. Either party shall also have the right to terminate this agreement in its entirety upon the occurrence of any of the following, and the expiration of any applicable period of cure: (a) failure of the other party to make any payment when due and the expiration of thirty (30) days thereafter without cure ; (b) the failure of the other party to comply with any term or condition of this agreement and/or its recitals, and the expiration of thirty (30) days from written notice thereof, specifying the nature of such default, without cure ; (c) the dissolution or liquidation of the other party ;
        (d) the insolvency or bankruptcy of the other party ; (e) the institution of any proceeding by or against the other party under the provisions of any insolvency or bankruptcy law ; (f) the appointment of a receiver of any of the assets or property of the other party ; and (g) the issuance of an order for an execution on the property of the other party pursuant to a judgment.

11.3    Termination.

        Upon Termination, Manufacturer shall repurchase from Distributor (at Distributor's option) all Products held by Distributor in inventory for less than twelve (12) months as of such date, which Distributor wishes to sell back to Manufacturer. Such repurchase shall be:

        at the initial purchase cost discounted by 30 % (invoiced purchase price therefore excluding transportation and insurance) ; and

        Distributor shall bear all freight insurance, brokerage and customs fees for such repurchased Products.

11.4 Rights upon Termination. Should this agreement not be renewed at any time and/or be terminated for any reason whatsoever, neither party hereto shall be entitled to claim any compensation or damage from the other save in the case of termination arising out of a breach by either party hereto of any term or provision of this agreement and save for the case set for in the next paragraphs.

        It is expressly agreed that Manufacturer shall not be liable to pay any compensation to Distributor for loss of profits or loss of goodwill or for any other loss or damage howsoever arising as a result of Termination of this agreement for any cause whatsoever.

        In addition, the parties shall make their best efforts so that the sale of the Products in the Territory shall not be discontinued. For such purposes, they shall negotiate in good faith in order (i) to determine which elements are necessary for the continuation of the on-going business and (ii) to valuate fairly such elements and (iii) to transfer those elements to the Manufacturer or any third party the Manufacturer may elect to subrogate.


SECTION 12.  INDEMNIFICATION

12.1 Distributor shall without any further responsibility or liability of or recourse to Manufacturer or its affiliates, indemnify, defend and hold harmless Manufacturer and its affiliates, officers, directors and employees from and against any loss, damage, injury, liability, claims, causes of action or other expenses, including reasonable attorneys fees, that Manufacturer and/or its affiliates, officers, directors or employees may suffer arising out of or resulting from acts or omissions of the Distributor in connection with the distribution, service, assembling, repackaging or repair of Products distributed by the Distributor.

        The provisions of this Section 12.1 shall not apply in the event of any loss, damage, injury, liability, claims, causes of action or other expenses, including reasonable attorney's fees, arising out of or resulting from acts or omissions of Manufacturer.

12.2 Manufacturer shall without any further responsibility or liability of or recourse to Distributor or its affiliates, indemnify, defend and hold harmless Distributor and its affiliates, officers, directors and employees from and against any loss, damage, injury, liability, claims, causes of action or other expenses including reasonable attorney's fees, that Distributor and/or its affiliates, officers, directors or employees may suffer arising out of or resulting from acts or omissions of the Manufacturer relating to Manufacturer's design, manufacture, service assembling, packaging or repair of any product or claims of patent infringement brought relating to Products distributed by Distributor.

        The provisions of this Section 12.2 shall not apply in the event of any loss, damage, injury, liability, claim, causes of action or other expenses including reasonable attorneys' fees arising out of the resulting from acts or omissions of Distributor.

12.3 The indemnity obligations of Sections 12.1 and 12.2 shall survive the Termination of this agreement.

SECTION 13. GENERAL PROVISIONS

13.1 Assignment. The rights and obligations binding upon Distributor under this agreement are personal and may not be transferred or assigned without the prior written consent of Manufacturer which consent shall not be unreasonably withheld, and any assignment or transfer in violation of this agreement shall be null and void without formality.

        A merger or sale of stock leading to a change of control of Distributor shall be deemed an assignment for purposes of this agreement.

        Notwithstanding the above paragraphs, Distributor may appoint assistant or subsidiary dealers in the Territory for the purpose of selling and distributing the Products. Distributor agrees to advise Manufacturer of the names and addresses of any proposed assistant or subsidiary dealers and the appointment thereof shall be subject to the prior written approval of Manufacturer

        Upon signature of any agreement with such assistant or subsidiary dealers, true copies thereof shall be immediately sent to Manufacturer. Distributor agrees to be responsible to ensure that the conduct of any such assistant or subsidiary dealers does not conflict with any of the terms and conditions of this agreement and Distributor further agrees that, unless Manufacturer otherwise agrees, all orders to Manufacturer for Products shall be placed through Distributor and Distributor shall be responsible for payment therefor.

        Distributor shall not create or imply any obligation whatsoever of Manufacturer to any such assistant or subsidiary dealers.

13.2 Causes Beyond Control. Manufacturer and Distributor shall not be responsible for any loss or breach due to delay in delivery or performance hereunder caused by other parties, governmental regulations, controls or directions, outbreak of a state of emergency, acts of God or hostilities, civil commotion, riots, epidemics, perils of the sea or other natural casualties, fires, strikes, walkouts or other similar cause or causes beyond the control of the parties.

13.3 Administrative Intervention. If at any time during the term of this agreement, any government, governmental authority or agency having jurisdiction over this Agreement, should raise, formally or informally, any complaint, objection, demand, request or recommendation of any nature affecting, in any manner howsoever, the implementation or performance hereof or should require directly or indirectly, alteration or modification of any term or condition hereof in a manner which has a material effect on either party hereto, then such party may, in its sole discretion, give written notice to the other party hereto setting forth its objection thereto and requesting mutual consultation in relation thereto.

        Not later than thirty (30) days after the despatch of such notice, the parties hereto shall discuss in good faith the possibilities of a mutually satisfactory solution to such objection ; provided, however, that in the event that the parties shall fail to reach agreement in writing on any such mutually satisfactory solution within ninety (90) days after the date of despatch of such notice the party hereto which has given said notice shall have the rights at its sole discretion, to terminate this agreement by a ninety (90) days written notice to the other party hereto.

13.4 Entire agreement. This agreement and the documents referenced herein constitute the entire agreement between the parties in connection with the subject matter hereof and shall supersede all prior agreements, whether oral or in writing, whether explicit or implicit, which have been entered into prior to the execution hereof.

13.5 No Waiver. Failure by either party hereto to enforce at any time any term or condition under this agreement shall never be considered to be a waiver of the right to act on the failure of such term or condition and shall not impair or waive that party's right thereafter to enforce each and every term and condition of this agreement.

13.6 Notices. Any communication under this agreement shall be given as follows

        13.6.1 International. General correspondence may be given by facsimile transmission, and the confirmation of transmission shall be conclusive evidence of delivery and receipt at the following 'facsimile" number or such other 'facsimile' number as either party may at any time notify to the other party by facsimile transmission.

        Facsimile Number


        Manufacturer:               (33.3) 84 33 25 80


        Distributor:                (1.617) 878 73 84

        13.6.2 Notices. Notices may be given by prepaid certified or registered airmail at the addresses set forth below, or such other addresses as either party may at any time notify to the other party in writing in accordance with this Section. Notices shall be deemed to have been received upon the expiration of seven (7) business days from delivery to the postal service.

                                    MANUFACTURER:

                                    CEBE INTERNATIONAL S.A.
                                    Attn: Mr. Armel Cahierre, President
                                    12, avenue Charles de Gaulle
                                    39400 Morez
                                    France


                                    DISTRIBUTOR:

                                    PRIVATE EYES SUNGLASS Corporation
                                    Attn: Mr. Richard W. Hammel Sr., President
                                    77 Accord Park Drive,
                                    Building B3,
                                    Norwell,
                                    Massachusetts 02061
                                    United States of America


13.7 Modification. No modification in the terms of this agreement shall be binding on either party unless in writing and executed by the then duly authorized representatives of each party.

13.8 Paragraph Headings. The headings of the several paragraphs of this agreement are inserted solely for convergence of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

13.9 Language/ Number and Gender. This agreement is executed in the English language which shall be prevailing at all times.

        All words used herein in the singular/plural number shall include the plural/singular and the present/future tense shall include the future/present and the neuter gender shall include the masculine and feminine.

13.10 Attorney's fees. In the event of any legal proceeding to enforce the provisions of this agreement, the prevailing party in such legal proceeding shall be entitled to reasonable attorney's fees as fixed by the Court.

13.11 Jurisdiction. All disputes arising in connection with this agreement, which could not be settled amicably, shall be exclusively submitted to the Paris Commercial Court.

        This agreement is expressly submitted to the laws of France to construe and govern the terms and performance of this agreement.

      Notwithstanding the provisions of the above paragraph, the parties shall be entitled to have recourse to relevant courts and jurisdictions in order to request any provisional measure that might be needed in order to preserve their rights resulting from this agreement.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives as of the date hereunder written.


             MANUFACTURER:                    DISTRIBUTOR:
             By: /S/ ARMEL CAHIERRE           By: /S/ RICHARD HAMMEL
             Title: President and Director    Title: President

Date:          October 25, 1997
Place:         France

Four original copies, two for each party


EXHIBIT


Exhibit A                      Price Structure